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                                                                     EXHIBIT 5.1
                                                                     May 8, 2001


Board of Directors of
Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007

Ladies and Gentlemen:

      I have acted as counsel for Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones"), in connection with the preparation of a Registration Statement on Form S-4 (such Registration Statement being hereinafter referred to as the "Registration Statement") which is being filed on the date hereof by Jones with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed issuance by Jones of up to 4,409,814 shares (the "Shares") of its common stock, par value $0.01 per share, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of April 13, 2001 among Jones, MCN Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Jones ("Merger Sub"), and McNaughton Apparel Group Inc., a Delaware corporation ("McNaughton"). The Merger Agreement provides for the merger (the "Merger") of McNaughton with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Jones.

      In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement and (b) the proxy statement/prospectus that forms a part of the Registration Statement. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Jones and Merger Sub, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Jones and others.

      Based on such examination, I am of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

      I am admitted to practice in the State of New York, and I express no opinion as to any matters governed by any law other than the law of the State of New York and the Federal law of the United States of America.

      In rendering this opinion, I have relied upon the opinion dated May 8, 2001, of Schnader Harrison Segal & Lewis LLP, a copy of which appears as Exhibit
5.2 to the Registration Statement, as to all matters of law covered therein relating to the laws of the Commonwealth of Pennsylvania.


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      I hereby consent to the inclusion of this opinion as an exhibit to the
Registration Statement and to the reference to me under the heading "Legal Matters" in the proxy statement/prospectus that forms a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,

                                                /s/ Ira M. Dansky

                                                Ira M. Dansky
                                                General Counsel
                                                Jones Apparel Group, Inc.